Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of IPC Holdings, Ltd.

We consent to the incorporation by reference in the registration statements No. 333-128905 and No. 333-133605 on Form S-3 and registration statements No. 333-107052, No. 333-126434 and No. 333-149118 on Form S-8 of IPC Holdings, Ltd. of our reports dated February 22, 2008, with respect to the consolidated balance sheets of IPC Holdings, Ltd. as of December 31, 2007 and 2006, and the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of IPC Holdings, Ltd..

/s/ KPMG
Hamilton, Bermuda
February 22, 2008